Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Pembina Pipeline Corporation

We consent to the use of our report dated February 23, 2023, on the consolidated financial statements of Pembina Pipeline Corporation and subsidiaries (the “Corporation”), which comprise the consolidated statements of financial position as of December 31, 2022 and 2021, the related consolidated statements of earnings and comprehensive income, changes in equity, and cash flows for each of the years then ended, and the related notes, and our report dated February 23, 2023, on the effectiveness of internal control over financial reporting as of December 31, 2022, which are incorporated by reference herein and to the reference to our firm under the heading “Interests of Experts” in the prospectus included in the registration statement on Form F-10 dated December 13, 2023 of the Corporation.

/s/ KPMG LLP

Chartered Professional Accountants

December 13, 2023

Calgary, Canada